Exhibit 99.1

Aerie Pharmaceuticals Announces Closing of Initial Public Offering and

Full Exercise of Over-Allotment Option

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif. – October 30, 2013 — Aerie Pharmaceuticals, Inc. (Nasdaq:AERI) announced today the closing of its initial public offering of 7,728,000 shares of its common stock, including 1,008,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments, at a public offering price of $10.00 per share, before underwriting discounts. As a result, aggregate net proceeds to the Company, after underwriting discounts and commissions and estimated offering expenses, will be approximately $68.4 million.

RBC Capital Markets and Stifel are serving as joint book-running managers for the offering. Canaccord Genuity Inc. and Needham & Company are serving as co-managers.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on October 24, 2013. This offering is being made only by means of a prospectus. A copy of the prospectus can be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089, or from Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at (415) 364-2720.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aerie Pharmaceuticals

Aerie Pharmaceuticals is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye.

Aerie’s lead product candidate, AR-13324, is the first of a new dual-action drug class that was discovered by Aerie scientists. AR-13324 is a once-daily eye drop designed to reduce intraocular pressure in patients with glaucoma or ocular hypertension. Aerie’s product candidate PG324 is a fixed combination of dual-action AR-13324 with latanoprost formulated in a single eye drop and is designed to lower intraocular pressure by reducing fluid inflow while also opening both of the eye’s fluid drains.

Aerie is located in Bedminster, New Jersey, Research Triangle Park, North Carolina, and Newport Beach, California.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Justin Jackson, 212-213-0006

jjackson@burnsmc.com